ADDITIONAL INFORMATION

Shareholder Meetings

At a special shareholders' meeting held on December 4, 2017, shareholders of Loomis Sayles Funds II voted for the following proposal:

1.	Election of Trustees for Loomis Sayles Funds II:

Nominee		Voted "FOR"	Withheld	Total Votes
Kevin  	    1,650,323,196.06   13,951,932.67   1,664,275,128.73
 Charleston
Kenneth A.  1,649,298,883.81   14,976,244.92   1,664,275,128.73
 Drucker
Edmond J.   1,650,162,849.38   14,112,279.34   1,664,275,128.73
 English
David L.    1,649,705,816.93   14,569,311.79   1,664,275,128.73
 Giunta
Richard A.  1,650,200,499.41   14,074,629.32   1,664,275,128.73
 Goglia
Wendell J.  1,649,845,960.13   14,429,168.60   1,664,275,128.73
 Knox
Martin T.   1,649,803,233.76   14,471,894.97   1,664,275,128.73
 Meehan
Maureen B.  1,650,894,337.38   13,380,791.35   1,664,275,128.73
 Mitchell
Sandra O.   1,649,617,852.02   14,657,276.71   1,664,275,128.73
 Moose*
James P.    1,650,208,171.55   14,066,957.18   1,664,275,128.73
 Palermo
Erik R.     1,649,620,219.44   14,654,909.29   1,664,275,128.73
 Sirri
Peter J.    1,650,200,577.97   14,074,550.76   1,664,275,128.73
 Smail
Cynthia L.  1,651,179,641.66   13,095,487.07   1,664,275,128.73
 Walker

* Ms. Moose retired as a Trustee effective January 1, 2018.
Exhibit 77C